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                                                                   EXHIBIT 10.17

                                December 3, 1999


PERSONAL AND CONFIDENTIAL


Mr. John L. McMurray
1710 Mandalay Drive
Cedar Falls, Iowa  50613

Dear John:

         Re:      Severance Agreement

         This is to confirm that in the event of your Termination of Service, as hereafter defined, with IDEX Corporation or its successors ("IDEX"), within twenty-four (24) months following, or, directly or indirectly, in connection with, or in anticipation of, a Change of Management, as hereinafter defined, you will be entitled to the following benefits as a severance payment (hereafter referred to individually as a "Severance Benefit" and collectively as "Severance Benefits"):

         1) Payment of your base salary and vacation pay (for vacation not taken, including vacation carryover from the prior year plus a pro rata accrual for the current year) accrued but unpaid through the date of termination of employment payable in a single lump sum payment on the last day employed or as soon thereafter as practicable.

         2) Any amount earned under the Management Incentive Compensation Plan ("MICP") for the calendar year preceding the year in which the termination of employment occurs which has not been paid will be paid in a single lump sum payment on the last day employed or as soon thereafter as practicable.

         3) An amount equal to two times the sum of (a) your annual base salary, at the rate in effect on the Determination Date, as hereafter defined, and (b) your full year's bonus under the MICP at your target bonus level in effect on the Determination Date, calculated in accordance with the practice in effect on the Determination Date. This amount will be paid in a single lump sum payment on the last day employed or as soon thereafter as practicable.

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Mr. John L. McMurray
December 3, 1999
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         4)       A proportionate bonus, as described in this subparagraph,
                  under the MICP. The portion of the bonus payable will be the amount determined by multiplying a full year's MICP bonus, at your target bonus level in effect on the Determination Date, calculated in accordance with the practice in effect on the Determination Date, by a fraction the numerator of which is the number of full and partial calendar months in the calendar year which precede the date of the termination of employment and the denominator of which is 12. This amount will be paid in a single lump sum payment on the last day employed or as soon thereafter as practicable.

         5) Fringe benefits for a continuing period of twenty-four (24) months following the date of termination of employment. Covered fringe benefits for purposes of this agreement include: (a) term life insurance in an amount in effect on the Determination Date, (b) medical benefits at the level in effect on the Determination Date, (c) to the extent coverage is available under the insurance policy in effect, the personal accident plan at the level in effect on the Determination Date, (d) the use of an IDEX-provided automobile, plus related expenses, comparable to that provided to you on the Determination Date, and (e) other miscellaneous fringe benefits in effect on the Determination Date. Medical benefits will be reduced to the extent of coverage provided by subsequent employers. For purposes of COBRA health care continuation coverage, the "qualifying event" will be deemed to have occurred at the end of the twenty-four (24) month period following termination of employment.

         6) For a twenty-four (24) month period following the date of your termination of employment, IDEX will promptly pay or reimburse you for expenses, in an aggregate amount not to exceed 10% of your annual base salary, at the rate in effect on the Determination Date, incurred by you for outplacement services, which may include consultants, reasonable travel, rental of an office off IDEX's premises, secretarial support, and photocopying, telephone, and other miscellaneous office expenses.

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Mr. John L. McMurray
December 3, 1999
Page 3

         7) For sixty (60) months following the date of your termination of employment, IDEX will continue any indemnification agreement with you and will provide directors' and officers' liability insurance insuring you, such coverage to have limits and scope of coverage not less than that in effect on the Determination Date or January 1, 2000, whichever is greater. At your request, IDEX will cause a certificate of insurance, in a form satisfactory to you, verifying this coverage to be provided to you on an annual basis.

         8) You will be fully vested in your accrued benefit under any qualified pension or profit sharing plan maintained by IDEX, provided, however, if the terms of such plan do not permit acceleration of full vesting, you will receive a lump sum payment on the last day employed, or as soon thereafter as practicable, in an amount equal to the value of your accrued benefit which was not vested.

         9) All stock options previously granted to you will immediately vest and you will have twelve (12) months following the last day of employment to exercise all options you hold.

         Notwithstanding anything in this letter agreement or any other agreement to the contrary, in the event it is determined that any payments or distributions by IDEX or any affiliate (as defined under the Securities Act of 1933, as amended, and the regulations thereunder) thereof or any other person to or for the benefit of you, whether paid or payable pursuant to the terms of this letter agreement, or pursuant to any other agreement or arrangement with IDEX or any such affiliate ("Payments"), would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor provision, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you will be entitled to receive an additional payment from IDEX (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including, without limitation, any interest or penalties imposed with respect to such taxes and any Excise Tax) imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The amount of the Gross-Up Payment will be calculated by IDEX's usual outside counsel engaged immediately prior to the Change of Management or

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Mr. John L. McMurray
December 3, 1999
Page 4


by a party selected by such counsel in their discretion. The Gross-Up Payment will be paid on your last day employed or on the occurrence of the event that results in the imposition of the Excise Tax, if later. If the precise amount of the Gross-Up Payment cannot be determined on the date it is to be paid, an amount equal to the best estimate of the Gross-Up Payment will be made on that date and, within ten (10) days after the precise calculation is obtained, either IDEX will pay any additional amount to you or you will pay any excess amount to IDEX, as the case may be. If subsequently the Internal Revenue Service (IRS) claims that any additional Excise Tax is owing, an additional Gross-Up Payment will be paid to you within thirty (30) days of your providing substantiation of the claim made by the IRS. After payment to you of the Gross-Up Payment, you will provide to IDEX any information reasonably requested by IDEX relating to the Excise Tax, you will take such actions as IDEX reasonable requests to contest such Excise Tax, cooperate in good faith with IDEX to effectively contest the Excise Tax and permit IDEX to participate in any proceedings contesting the Excise Tax. IDEX will bear and pay directly all costs and expenses (including any interest or penalties on the Excise Tax), and indemnify and hold you harmless, on an after-tax basis, from all such costs and expenses related to such contest. Should it ultimately be determined that any amount of an Excise Tax is not properly owed, you will refund to IDEX the related amount of the Gross-Up Payment.

         For the purposes of this letter agreement, Termination of Service is defined as (1) a termination of your employment by IDEX for any reason other than for Cause, as hereafter defined; (2) your reasonable belief that there has been a material diminution in responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority (without limiting the generality of the foregoing, such a material diminution in responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority will be deemed to have taken place if any of the following occur: (a) you cease to be an officer of a reporting company under the Securities Exchange Act of 1934 or (b) your degree of involvement in executive decision making relating to IDEX has been materially diminished); or (3) reduction in your annual base salary, reduction in the aggregate compensation provided to you (aggregate compensation to be determined by taking into consideration, without limitation, the target level of MICP awards (other than changes in award amounts which are the result of IDEX performance), retirement or pension plans, non-qualified deferred compensation plans, stock option awards, severance benefits, or any other fringe benefit plan), or degradation in working conditions. After notification to you or your obtaining

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Mr. John L. McMurray
December 3, 1999
Page 5

specific and reliable information which gives rise to your reasonable belief that one of the preceding events has occurred or is to occur in the near future, you may, after providing reasonable notice, voluntarily terminate your employment (which, if prior to the happening of such event, must be effective no earlier than, and be contingent on, the occurrence of such event). If one of the events which would be a Termination of Services occurs, and if your termination of employment at that time would be in a period of time during which you would be unable to exercise stock options or sell shares of IDEX or its successor, either by law or contractual agreement (a "restrictive period"), then you may continue in employment until a reasonable period after the restrictive period ends and your subsequent termination of employment will be a Termination of Service.

         For purposes of this letter agreement, a "Change of Management" occurs if the Chief Executive Officer of IDEX, determined as of November 1, 1999, is no longer serving as President and Chief Executive Officer and a successor has assumed such positions.

         For purposes of this letter agreement, "Cause" exists if (1) you breach, in a substantive and material manner, your fiduciary duty to IDEX, (2) you commit a felony criminal act, or (3) you fail, after repeated requests of the Chief Executive Officer of IDEX, which have been documented to you in writing, to perform duties assigned to you (the nature of which must be consistent with the duties assigned to you prior to the Change of Management or prior to any modification of your assigned duties made in connection with, or in anticipation of, such Change of Management).

         For purposes of this letter agreement, the term "Determination Date" means the date immediately prior to the date of (1) payment of any Severance Benefit, (2) the Change of Management, (3) your Termination of Service, or (4) your last day of employment, on whichever of the four preceding dates a factor (i.e. the rate, level, amount, practice, quality or other factor, as the context may indicate) used to calculate a Severance Benefit under this letter agreement is the factor which will result, with respect to such Severance Benefit, in the greatest or largest benefit to be provided. For the avoidance of doubt, the Determination Date may be different with respect to different Severance Benefits.



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Mr. John L. McMurray
December 3, 1999
Page 6


         If IDEX or any entity which has an obligation to you under this letter agreement fails to honor any provision of this letter agreement or if a contest or dispute as to the terms of this letter agreement arises, all legal fees and expenses incurred by you to enforce this agreement or to contest or dispute its terms will be paid, or at your request, advanced, to you or directly to your attorney, as you may direct.

         To the extent that this letter agreement provides a larger or greater separate severance benefit than may be provided to you pursuant to any policy, program, contract or arrangement adopted by IDEX prior to your Termination of Service, this letter agreement will supersede and be in full substitution of such other policy, program, contract or arrangement with respect to the larger or greater separate severance benefit to be provided.
 To the extent that any policy, program, contract or arrangement adopted by IDEX prior to your Termination of Service provides a larger or greater separate severance benefit than may be provided to you pursuant to this letter agreement, such other policy, program, contract or arrangement will supersede and be in full substitution of this letter agreement with respect to the larger or greater separate severance benefit to be provided.

         The terms of this letter agreement will be governed by the laws of the State of Illinois and will be binding on IDEX and its successors (who consent to jurisdiction in the State of Illinois with respect to the subject matter of this letter agreement) and will inure to the benefit of your heirs. You will not be required to mitigate the amount of any payment or benefit provided for in this letter agreement by obtaining other employment or other sources of income or benefits nor will the amount of any payment or benefit be reduced by offset against any amount claimed to be owed by you to IDEX (except to the extent that medical benefits are provided by a subsequent employer). For any matter in this letter agreement wherein the determination of the existence of any fact or other matter is indicated to be in your reasonable belief, your belief will be respected and upheld provided you have obtained specific and reliable information giving rise to your reasonable belief and unless IDEX demonstrates, by a preponderance of the evidence, that the basis for your belief was arbitrary or capricious. If any provision of this letter agreement is held invalid or unenforceable for any reason, all other provisions will remain in effect.


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Mr. John L. McMurray
December 3, 1999
Page 7


         All notices and other communications given pursuant to this letter agreement will be deemed to have been properly given if hand delivered or mailed, addressed to the appropriate party at the address as shown on the first page of this letter agreement, postage prepaid, by certified or registered mail, return receipt requested and, in the case of notice to IDEX to the attention of the President. A copy of any notice sent must also be sent to Hodgson, Russ, Andrews, Woods & Goodyear, LLP, 1800 One M&T Plaza, Buffalo, New York 14203,
Attention: Richard E. Heath, Esq. and Richard W. Kaiser, Esq. Any party may from time to time designate, by written notice given in accordance with these provisions, any other address or party to which such notice or communication or copies thereof must be sent.

                                Very truly yours,



                               /s/ Frank J. Hansen



Agreed to and accepted by:


/s/ John L. McMurray


Date:  December 5, 1999